Exhibit 99.1
The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

Genlyte Group Announces Acquisition of Strand Theatrical Lighting Business

LOUISVILLE, KY, July 11, 2006 -- Genlyte Group (GLYT) announced that it has reached an agreement to acquire the US and Hong Kong based operations of Strand Lighting and certain assets of Strand Lighting Ltd of UK as part of a restructuring being undertaken by Strand.

Strand was founded in 1916 as a manufacturer of entertainment lighting and lighting systems. The transaction includes but is not limited to the following product lines: C21 and CE21 Sine Wave Dimmer Racks, 6pack/3pack dimmer, Wallrack Dimmer cabinets, 500 series Control systems, Palette Series control consoles, and the SL series of Profile spot Luminaries.

The Strand business segments included in this transaction reported 2005 sales of approximately $31 million. The transaction purchase price includes a cash price of $8.5 million plus the assumption of approximately $5.0 million in trade payables and notes payable of the US and Hong Kong operations. Approximately 80 Strand US employees located in Los Angeles and 22 employees in Hong Kong will join the Genlyte organization.

Larry K. Powers, President and Chief Executive Officer of Genlyte Group commented, "We are pleased with the strategic benefits of this acquisition. This business will complement Genlyte’s current Vari-Lite, Entertainment Technology, and Lightolier Controls product offerings. In addition, it broadens our presence in the Asian theatrical and entertainment lighting markets. We plan to operate Strand Lighting as a stand-alone business reporting to Steve Carson the Vice-President and General Manager of Genlyte’s Controls, Vari-Lite and Entertainment Technology Division. We believe that this acquisition will break-even at the EBIT level, but it will be slightly dilutive after interest expense and taxes through the remainder of 2006. We anticipate that the acquisition will be accretive during 2007 after we complete the restructuring activities.”

Steve Carson said, “We are excited about the opportunity to add the Strand Lighting brand and technologies to our portfolio. The addition of the Strand product line for the theatrical and architectural lighting markets completes our product package with excellent synergism and little overlap. While we look to expand our overall market penetration, we plan to continue to sell the Strand products through the existing Strand distribution and sales organizations. Genlyte’s Vari-Lite and ET product lines have a significant presence in the European, Asian, and US markets. The Strand acquisition will enhance our product offering throughout the world. ”

The Genlyte Group Incorporated (NASDAQ: GLYT) is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte sells lighting and lighting accessory products under the major brand names of Capri/Omega, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, JJI Lighting, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas Lighting, Vari-Lite, Wide-Lite, and Canlyte.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation costs, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, the timing and magnitude of capital expenditures, as well as other risks discussed in the Company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.